Exhibit 99.1

Contacts:	Patricia Phillips
pphillip@viad.com
Carrie Long
clong@viad.com
602-207-2681

Viad Corp Announces Redemption of $4.75 Preferred Stock

PHOENIX, Ariz. —June 17, 2004 — Viad Corp (NYSE:VVI) announced that its board of directors yesterday approved the redemption of all issued and outstanding shares of Viad Corp $4.75 Preferred Stock (“Preferred Stock”) (NYSE:VVIPr, CUSIP 92552R307). This redemption is to be effected in accordance with the terms of the Preferred Stock. Each share of Preferred Stock will be redeemed effective July 16, 2004 for $101.00, plus a dollar amount equal to all accrued and unpaid dividends on the shares from April 15, 2004 through July 15, 2004 (the “Redemption Price”). The Redemption Price, which includes $101.00, plus a full quarter of accrued dividend ($1.1875) and one day of accrued dividend, will be paid upon presentation of the Preferred Stock.

     Wells Fargo Bank, N.A. will be the paying agent for the redemption. Viad Corp intends to irrevocably deposit funds in trust for the benefit of the holders of Preferred Stock with Wells Fargo in an amount equal to the aggregate Redemption Price on or before trading opens on the New York Stock Exchange on June 30, 2004 (the “Deposit”). At any time after the Deposit, holders of the Preferred Stock may receive

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the Redemption Price, upon surrender of the Preferred Stock. As a result of the Deposit, in accordance with the terms of the Preferred Stock, all rights associated with the Preferred Stock will terminate (except the right to receive the Redemption Price, upon surrender of the Preferred Stock).

     A letter of transmittal relating to the redemption will be mailed to holders of the Preferred Stock.

     Viad is a $1.5 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, the realization of restructuring cost savings, investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.